Exhibit 4.2

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of May 27, 2004, among Leiner Health Products Inc., a Delaware corporation (the “Company”), Leiner Health Services Corp., a Delaware corporation (“Services Corp.”), Leiner Health Products, LLC, a Delaware limited liability company (“LHP LLC” and, together with Services Corp., the “Guarantors”) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Leiner Merger Corporation, a Delaware corporation (“Mergeco”) and the Trustee heretofore executed and delivered an Indenture, dated as of May 27, 2004 (as heretofore amended and supplemented, the “Indenture”), providing for the issuance of the 11% Senior Subordinated Notes due 2012 (the “Notes”) (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

WHEREAS, Section 5.01(e) of the Indenture provides that upon the execution and delivery by the Company to the Trustee of this Supplemental Indenture, the Company shall be the successor to Mergeco under the Indenture and the Notes and shall succeed to, and be substituted for, and may exercise every right and power of, Mergeco under the Indenture and the Notes and Mergeco shall be discharged from all obligations and covenants under the Indenture and the Notes;

WHEREAS, pursuant to the Indenture, upon execution and delivery by each of Services Corp. and LHP LLC to the Trustee of this Supplemental Indenture, each of Services Corp. and LHP LLC shall be a Guarantor under the Indenture and the Notes;

WHEREAS, Section 9.01(a)(3) of the Indenture provides that Mergeco and the Trustee may amend the Indenture and the Notes without notice to or consent of any Holders of the Notes in order to comply with Article Five of the Indenture; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of the Company, the Guarantors and the Trustee.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Assumption by Successor Company

Section 1.1. Assumption of the Notes. The Company hereby expressly assumes and agrees promptly to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by Mergeco under the Indenture and the Notes.

The Company hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Notes and that it shall be the successor to Mergeco and shall succeed to, and be substituted for, and may exercise every right and power of, Mergeco, as the predecessor to the Company, under the Indenture and the Notes.

Section 1.2. Guarantee of Guarantors. The Guarantors hereby expressly assume all obligations of a “Guarantor” under the Indenture and shall execute a Note Guarantee concurrently with execution of this Supplemental Indenture.

Section 1.3. Discharge of Mergeco. Mergeco is hereby expressly discharged from all debts, obligations, covenants and agreements under the Indenture and the Notes.

Section 1.4. Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

Miscellaneous

Section 2.1. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.2. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.4. Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.5. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the

TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

Section 2.8. Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.9. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.10. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.11. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 2.12. Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.13. The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Company and Mergeco.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

[Signature Page Follows]

LEINER HEALTH PRODUCTS INC.

By:	/s/ Gale K. Bensussen
	Name:	Gale K. Bensussen
	Title:	President

LEINER HEALTH SERVICES CORP.

By:	/s/ Gale K. Bensussen
	Name:	Gale K. Bensussen
	Title:	President

LEINER HEALTH PRODUCTS, LLC

By:	/s/ Gale K. Bensussen
	Name:	Gale K. Bensussen
	Title:	President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Frank Leslie
	Name:	Frank Leslie
	Title:	Vice-President

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